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                                                                   Exhibit 10.13


                            THE TJX COMPANIES, INC.

                 DEFERRED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

       1. INTRODUCTION. Reference is made to The TJX Companies, Inc. Retirement Plan for Directors (formerly the Zayre Corp. Retirement Plan for Directors) (the "Directors Retirement Plan"), under which non-employee members of the board of directors of The TJX Companies, Inc. (the "Company") earned benefits payable in accordance with the terms of the Directors Retirement Plan. The Deferred Stock Plan for Non-Employee Directors set forth herein (as the same may be amended, the "Plan") has been adopted (i) to replace benefits under the Directors Retirement Plan with a commitment on the part of the Company to deliver to eligible directors or their beneficiaries, upon the director's retirement or earlier termination, common stock of the Company ("Stock") in an amount and subject to the terms set forth below, and (ii) to provide for continuing awards of deferred Stock to eligible directors on the terms set forth below. A maximum of 50,000 shares of Stock (appropriately adjusted by the Administrator for mergers, consolidations, stock splits, stock dividends and similar changes in capitalization affecting the Stock that occur after January 1, 1998) are authorized for delivery under the Plan.

       2. ELIGIBILITY. Participants in the Plan (each, a "Participant") shall consist of the individuals listed on Exhibit A hereto and each other individual who from time to time after January 1, 1998 serves as a member of the Board of Directors of the Company. No individual who is or at any time has been an employee of the Company or of any company while such company is a direct or indirect subsidiary of the Company shall be eligible to participate in the Plan.

       3. ADMINISTRATION. The Plan shall be administered by the Executive Compensation Committee of the Board of Directors of the Company, or its delegate (the "Administrator"). The Administrator shall have full discretion, consistent with the terms of the Plan, to interpret the Plan and make all determinations hereunder.

       4. CONVERSION OF EXISTING BENEFITS. Each Participant listed on Exhibit
A, each of whom has accrued a benefit under the Directors Retirement Plan, shall have an initial credit under the Plan equal to the number of shares set forth opposite such Participant's name on Exhibit A. Units representing such shares shall be credited to the Participant's Account in accordance with paragraph 5 below.

       5. ACCOUNT. For each Participant, there shall be maintained on the books of the


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Company a memorandum account (the "Account") reflecting the Participant's right to receive shares of Stock in the future. In the case of a Participant listed on Exhibit A, the Account shall have an opening balance as of January 1, 1998 equal to the number of shares specified in Exhibit A. Thereafter, there shall be credited to the Account of each Participant who is elected a director at (or if previously elected, continues as a director after) each annual meeting of the stockholders of the Company a number of units equal to $10,000 divided by the closing price of a share of Stock on the date of such annual meeting. The number of share units credited to a Participant's Account shall be appropriately adjusted by the Administrator for mergers, consolidations, stock splits, stock dividends and similar changes in capitalization affecting the Stock that occur after the date such share units are credited to the Account. In the case of any cash dividend for which the ex-dividend date occurs after the date share units are credited to an Account, there shall be added to the Account a number of share units equal to the dividend that would have been paid on the shares represented by the units credited to the Account (before application of this sentence) had those shares been outstanding, divided by the closing price of one share of Stock on the date the dividend is paid. The share units reflected on the books of the Company as credited to a Participant's Account shall be "phantom" or notional shares only and shall not entitle the Participant to any voting rights or to any dividend or distribution rights except as expressly set forth herein. Nothing herein shall obligate the Company to issue or set aside shares of Stock, in trust or otherwise, to meet its contractual obligations under the Plan prior to distribution of a Participant's benefit.

       6. DELIVERY OF STOCK. As soon as practicable following the earlier of a Change of Control (as defined in the Company's 1986 Stock Incentive Plan as from time to time amended and in effect) or a termination for any reason (including death) of a Participant's service as a director of the Company, in each case occurring after January 1, 1998, the Company shall deliver to the Participant (or in the event of the Participant's death, to his or her designated beneficiary) a number of shares of Stock equal to the number of whole share units credited to the Participant's Account, plus cash equal to the fair market value of any fractional share units credited to the Account. The Company may withhold such required taxes (if any), as the Administrator determines as a precondition to the delivery of any shares or the payment of any cash hereunder. Shares of Stock delivered under the Plan shall consist of treasury shares.

       7. DESIGNATION OF BENEFICIARY. A Participant may at any time designate a beneficiary or beneficiaries to receive any shares or cash remaining to be paid hereunder at the time of the Participant's death. Any such designation or change in designation shall be effective only if made in writing, in form acceptable to the Administrator, and received by the Administrator prior to the Participant's death. In the absence of an effective beneficiary designation hereunder, any amounts payable hereunder upon the Participant's death shall be paid to his or her estate.




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      8. NO ASSIGNMENT; NATURE OF RIGHTS. Rights under the Plan are not transferable or subject to assignment or alienation of any kind. The obligations of the Company under the Plan are unfunded contractual obligations only, and the rights, if any, of a Participant or beneficiary to any benefits or distributions hereunder shall be no greater than those of an unsecured general creditor of the Company.

      9. BINDING ON SUCCESSORS. The obligations of the Company under the Plan shall be binding on any successor to the Company or to its business, by merger or otherwise.

      10. AMENDMENT AND TERMINATION. The Company by vote of its Board of Directors may at any time terminate the Plan or at any time and from time to time amend the Plan; provided, that no such action of termination or amendment shall (except to the extent consistent with an adjustment to Accounts described in paragraph 5) reduce the number of share units credited to a Participant's Account immediately prior to the effective date of such termination or amendment. Upon termination of the Plan, the Administrator shall promptly distribute (in whole shares of Stock and cash in lieu of fractional shares) to each Participant the balance in his or her Account. In all events the Plan will terminate when the last Account is distributed.

      11. GOVERNING LAW. The Plan shall be construed and administered in accordance with the laws of the State of Delaware.


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                                   EXHIBIT A


        Name of Director                       Number of Shares*
        ----------------                       -----------------

        Phyllis B. Davis                            7,148.68

        Dennis F. Hightower                         1,017.20

        John M. Nelson                              3,074.68

        John F. O'Brien                               919.68

        Robert Shapiro                              4,397.00

        Willow B. Shire                             1,251.26

        Fletcher H. Wiley                           4,130.26





        * Reflects June 1998 two-for-one stock split